Patrizio & Zhao, LLC

Certified Public Accountants and Consultants 322 Route 46 West	Parsippany, NJ 07054 Tel: (973) 882-8810 Fax: (973) 882-0788 www.pzcpa.com

FORM OF CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in Form S-1, Registration Statement of our report dated May 24, 2008, relating to the balance sheet of Weihai Hengda Electric Group Co., Ltd. as of March 31, 2008 and December 31, 2007 and the related statement of operations and comprehensive income, stockholders’ equity and cash flows for the quarter ended March 31, 2008 and the year ended December 31, 2007.

PATRIZIO & ZHAO, LLC
/s/ Patrizio & Zhao, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
October 20, 2008